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                                            EXHIBIT 12

                                  CAROLINA POWER & LIGHT COMPANY

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED
                              AND RATIO OF EARNINGS TO FIXED CHARGES
                                                                       --------------------------------------------
                                                                              Twelve Months Ended December 31,
                                                                       --------------------------------------------

                                                      1996             1995            1994             1993             1992
                                                      ----             ----            ----             ----             ----

                                                                                 (Thousands of Dollars)
Earnings, as defined:
  Net income......................................$    391,277   $     372,604      $   313,167      $   346,496      $  379,635
  Fixed charges, as below.........................     204,593         226,833          213,821          237,098         253,215
  Income taxes, as below..........................     247,405         232,046          180,518          181,653         211,717
                                                  -------------- --------------     --------------   --------------   -----------
    Total earnings, as defined....................$    843,275   $     831,483      $   707,506      $   765,247      $  844,567
                                                  ============== ==============     ==============   ==============   ===========
Fixed Charges, as defined:
  Interest on long-term debt......................$    172,622   $     187,397      $   183,891      $   205,182      $  223,158
  Other interest..................................      19,155          25,896           16,119           16,419          15,717
  Imputed interest factor in rentals-charged
    principally to operating expenses.............      12,816          13,540           13,811           15,497          14,340
                                                  -------------- --------------     --------------   --------------   -----------
    Total fixed charges, as defined...............$    204,593   $     226,833      $   213,821      $   237,098      $  253,215
                                                  ============== ==============     ==============   ==============   ===========

Earnings Before Income Taxes......................$    638,682   $     604,650      $   493,685      $   528,149      $  591,352
                                                  ============== ==============     ==============   ==============   ===========


Ratio of Earnings Before Income Taxes to Net Income...... 1.63            1.62             1.58             1.52            1.56

Income Taxes:
  Included in operating expenses..................$    269,477   $     258,927      $   198,238      $   189,535      $  210,266
  Included in other income:
    Income tax expense (credit)...................     (13,847)        (18,541)          (9,425)             392           5,885
    Harris Plant carrying costs...................           -               -                -                -           1,969
    Other income, net.............................           -               -                -                -              58
  Included in AFUDC - borrowed funds..............           -               -                -                -           2,060
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation.......      (8,225)         (8,340)          (8,295)          (8,274)         (8,521)
                                                  -------------- --------------     --------------   --------------   -----------
    Total income taxes............................$    247,405   $     232,046      $   180,518      $   181,653      $  211,717
                                                  ============== ==============     ==============   ==============   ===========

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements.................$      9,609   $       9,609      $     9,609      $     9,609      $   14,798
  Portion deductible for income tax purposes......        (312)           (312)            (312)            (312)           (321)
                                                  -------------- --------------     --------------   --------------   -----------
  Preferred dividend requirements not deductible..$      9,297   $       9,297      $     9,297      $     9,297      $   14,477
                                                  ============== ==============     ==============   ==============   ===========
  Preferred dividend factor:
    Preferred dividends not deductible times ratio
      of earnings before income taxes to
      net income................................ .$     15,154   $      15,061      $     14,689     $    14,131      $   22,584
    Preferred dividends deductible for
      income taxes............................. .          312             312               312             312             321
    Fixed charges, as above......................      204,593         226,833            13,821         237,098         253,215
      Total fixed charges and preferred dividends -------------- --------------     --------------   --------------   -----------
        combined..................................$    220,059   $     242,206      $    228,822     $   251,541      $  276,120
                                                  ============== ==============     ==============   ==============   ===========
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined.............................         3.83            3.43              3.09            3.04            3.06

Ratio of Earnings to Fixed Charges...............         4.12            3.67              3.31            3.23            3.34

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